Exhibit 10.23

2009 Executive Leadership Team Incentive Bonus Plan

1. Purpose

The purpose of this plan is to incentivize and reward the Executive Leadership Team (ELT) when certain performance objectives are achieved.

2. Eligibility

Vice Presidents, who are members of the Executive Leadership Team, are eligible to participate provided they are employed during the plan year and are actively employed in good standing at time of pay out. Any new VPs to the ELT will be eligible to participate on a prorated basis, based on length of employment during the plan year.

3. Target Bonus Payout

ELT members have a target bonus payout of up to 30% of base salary based on achievement of the Bonus Targets. Additional bonus may be earned based on the Supplemental Discretionary Bonus opportunity as described in section 8 below:

4. Performance Targets

The Plan includes the overall 2009 EBITDA goal as well as individual performance targets weighted as follows:

Weighting
EBITDA	50%
ELT’s Assigned Goals (department goal)	30%
Individual Contribution	20%
100%

5. Minimum EBITDA Performance for 2009

The EBITDA target is $110 million.

•                  If EBITDA is met or exceeded, all participants will be eligible to earn up to their full bonus pay out target of 30% based on achievement of other bonus targets.

•                  If EBITDA is not achieved, but is achieved at least at a level equal to 90% of the EBITDA target, the Compensation Committee of the Board of Directors may elect to provide a percentage of the bonus target that will be calculated against achievement of other bonus targets.

•                  If EBITDA is not achieved to at least 90% of the EBITDA target, then no bonus will be paid for any goal reached.

6. ELT’s Assigned goals (department goal)

The ELT is responsible for ensuring delivery on the Company’s 2009 corporate goals. Each ELT member is also assigned goals for his/her unit/department to support these objectives. The goals are to be documented and approved by the CEO as soon as possible following the start of the year on the attached form.

7. Individual Contribution

At the end of the year, the CEO will assess of how he/she performed as well as how he/she individually contributed to managing unplanned events during the year.

8. Supplemental Discretionary Bonus

Should the EBITDA target be achieved above $110 million, 4.548% of incremental EBITDA in excess of $110 million will be pooled for discretionary distribution (pool capped at $500,000). The discretionary bonus pool will be distributed based on the CEO’s recommendation and approval from the Compensation Committee of the Board of Directors. The maximum total bonus for any ELT member is 60% of base salary. Recommendations will consider teamwork, leadership and overall individual performance among other factors.

9. Timing of Incentive Awards

Plan participants will receive earned award payments by March 15, 2010. Participants must be employed at time of pay out to be eligible to receive earned bonus.

10. Example of the Calculation

•                  ELT member earns a base salary of $250,000 on 12/31/2009

•                  All of the ELT member’s 2009 goals are achieved

•                  $110M EBITDA goal is not exceeded thus not triggering the Supplemental Discretionary Bonus

Target Bonus %		2008 Goal Areas	Performance Attainment		Weighted		Result
	x	EBITDA Attainment	100%	x	50%	=	15%
30%	x	ELT’s Assigned Goals (Dept)	100%	x	30%	=	12%
	x	Individual Contribution	100%	x	20%	=	3%
Total Basic Bonus as % of Prorated Salary:							30%
2008 Salary:							$250,000
Basic Bonus:							$75,000
Supplemental Discretionary Bonus for EBITDA Above >$110:

11. Administrative Guidelines

Timing of Payments	2009 bonus payments (if earned) will be made as soon as practicable, but no later than March 15 2010.

Eligible Earnings	Bonus awards are calculated using base salaries effective December 31, 2009.

New Hires

New hires are eligible for a prorated 2009 bonus if the employee is hired between January 1 and December 31, 2009, and is employed on December 31, 2009. If hired on or after October 1, 2009, the employee is not eligible for an award under the 2009 Plan year.

Status Change

If a participant’s employment status changes from full-time to part-time (or vice versa) on or before December 31, 2009, the bonus calculation will be prorated based on the number of days worked in each status during the Plan year.

Termination	If a participant’s employment is terminated for any reason or no reason by the participant or the Company prior to March 15, 2009, no bonus award or prorated award will be due to the participant.

Leave of Absence

If a participant is on an approved leave of absence (LOA) during 2009, the first 90 days of the leave will be counted as eligible time toward the bonus calculation. If the LOA extends beyond 90 days during the Plan year, the bonus calculation may be prorated to exclude the amount of time on LOA that is in excess of 90 days.

For example, if the participant worked through April 30, 2009 (120 days), started an approved leave of absence on May 1 and returned to work on November 1, 2009 (LOA of 184 days), and then worked through the balance of the year (61 days), the proration factor to be applied in the 2009 bonus calculation would be 74% (i.e., total of 181 days worked plus first 90 days of LOA equals 271 days, divided by 365).

Effect on Employment

An employee’s eligibility and/or participation in this Plan is not intended to and does not confer any right with respect to continued employment with the Company or any of its subsidiaries. Nothing contained herein shall be construed as interfering with or restricting the right of the Company or any of its subsidiaries, or of the participant, to terminate employment with Lantheus at any time, with or without cause.

Adjustments for Extraordinary and/or Unforeseen Events

Lantheus reserves the right to adjust the established performance goals and/or actual results to reflect the impact of extraordinary and/or unforeseen events (e.g., major business transactions, accounting changes, etc.). In the same manner, goal attainment may be assessed for situations not otherwise reflected in the accounting calculations that negatively or positively impact the overall profitability of the Corporation. Such adjustments are at the discretion of the Compensation Committee of the Board of Directors. It is intended that adjustments will be made only for extraordinary and/or unforeseen events.

Plan Changes

The Company retains the right to make adjustments to the Plan at any time as deemed necessary and/or appropriate, subject to approval (as applicable) by the Compensation Committee of the Board of Directors. The VP, Human Resources is responsible for administration of this Plan.